UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 5, 2006

Mirant Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16107	58-2056305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1155 Perimeter Center West, Suite 100, Atlanta, Georgia		30338
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (678) 579-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

On October 5, 2006, the Compensation Committee of the Board of Directors of Mirant Corporation (the “Company”) approved the implementation of a special bonus plan (the “Plan”) to reward participants for successful completion of the Company’s planned business and asset sales as well as to provide certain participants with an incentive to remain with the Company. The participants in the Plan will be up to approximately 125 U.S. employees considered critical to the Company’s operation at a level of Senior Vice President or below, but will not include members of the Company’s executive committee, which consists of Edward R. Muller, President and Chief Executive Officer; James V. Iaco, Jr., Executive Vice President and Chief Financial Officer; S. Linn Williams, Executive Vice President and General Counsel; Robert M. Edgell, Executive Vice President and U.S. Region Head; and William P. von Blasingame, Senior Vice President and General Manager—Caribbean.

Bonuses payable under the Plan will be established based on the total sales prices received by December 31, 2007, from the Company’s previously announced sales of its Philippines and Caribbean businesses and certain U.S. gas-fired assets. The maximum payable pursuant to the Plan is $34 million. Payments under the Plan will be contingent upon (i) the achievement of an established threshold value from the sales and (ii) the completion of the sale of the Philippines business and receipt of 65% of the threshold values of the remaining assets. Payments under the Plan will be made on or about June 30, 2008, and participants must be actively employed on June 30, 2008, to receive any payment.

Target amounts payable to participants in the Plan will be expressed as a percentage of base salary. Targets for the Senior Vice President participants will be from 130% to 200% of their base salaries.

In addition, on October 5, 2006, the Compensation Committee approved a plan to make special equity grants to the members of the Company’s executive committee (Messrs. Muller, Iaco, Williams, Edgell and von Blasingame), which grants would be made under the Company’s 2005 Omnibus Incentive Plan at the next regularly scheduled meeting of the Compensation Committee on November 8, 2006, and which would vest on June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 11, 2006

Mirant Corporation

/s/ Thomas Legro
Thomas Legro
Senior Vice President and Controller
(Principal Accounting Officer)